Exhibit 16.1

April 21, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentleman:

We have read Item 4.01 of Form 8-K dated April 21, 2023 of GRI Bio, Inc. (formerly known as Vallon Pharmaceuticals, Inc.) and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP